PROSPECTUS SUPPLEMENT
(To Prospectus dated March 25, 2010)

Structured Asset Trust Unit Repackagings

Step Up Callable Trust Units
Series 2010-02 (BAC) due July 2020
$40,000,000
40,000 Step Up Callable Trust Units
($1,000 principal balance per Unit)
backed by Bank of America Corporation
5.625% Senior Notes due July 2020
MS Structured Asset Corp.
Depositor and Sponsor

Step Up Callable Trust Units Series 2010-02 (BAC) is offering Trust Units.  The amount of interest payable on the Units will be 4.0% per annum, from and including the original issue date to but excluding July 1, 2014; 4.5% per annum, from and including July 1, 2014 to but excluding July 1, 2018; and 7.25% per annum, from and including July 1, 2018 to but excluding the maturity date.  On the final distribution date, each of the Units will be entitled to a single payment of principal of $1,000 plus any accrued interest.  Distribution dates for the Units will occur semiannually on January 1 and July 1, commencing on January 1, 2011 and any date on which the call option is settled (the “call option settlement date”) (if applicable).

The Units are subject to early redemption at par upon exercise of the call option by the swap counterparty as described in this prospectus supplement.

The Units will represent a beneficial interest only in the underlying securities, consisting of senior unsecured notes and the swap agreement described in this prospectus supplement under “Description of Trust Property”; the Units will represent the obligations of the issuing entity only and do not represent the obligations of or any interest in the depositor, sponsor or any of their affiliates or obligations of or interest in the swap counterparty.  The underlying securities and the swap agreement will be held by the Trust.  The underlying securities have a different interest rate and denomination than do the Units.

Prior to this offering, there has been no public market for the Units.  The depositor will apply to list the Units on the New York Stock Exchange, subject to meeting the applicable listing requirements.

See “Risk Factors” beginning on page S-12 of this prospectus supplement and on page 3 of the accompanying prospectus to read about certain factors you should consider before buying Units.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to the Trust
Per unit	$1,000	$22.50	$977.50
Total	$40,000,000	$900,000	$39,100,000

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated (“MS&Co.”) will purchase the Units from the depositor and will then sell the Units in negotiated transactions at varying prices at the time of sale.  Proceeds from the Units are expected to total $40,000,000 less an underwriting discount of 2.25%.  MS&Co. expects to deliver the Units through the facilities of The Depository Trust Company against payment in New York, New York on or about October 20, 2010.  Selected dealers, including Morgan Stanley Smith Barney LLC, an affiliate of the Agent (“MSSB”), and their financial advisors will collectively receive from the underwriter, MS&Co., a fixed sales commission of 2.25% for each Unit they sell.  For additional information, see “Plan of Distribution.”

MORGAN STANLEY

October 18, 2010

TABLE OF CONTENTS

Prospectus Supplement
	Page
EUROPEAN ECONOMIC AREA	S-3
UNITED KINGDOM	S-3
NOTICE TO UNITED KINGDOM INVESTORS	S-4
SUMMARY	S-4
RISK FACTORS	S-12
INCORPORATION OF CERTAIN DOCUMENTS
BY REFERENCE	S-18
THE DEPOSITOR AND SPONSOR	S-18
THE TRUSTEE	S-19
THE TRUST AGREEMENT	S-20
DESCRIPTION OF TRUST PROPERTY	S-26
SWAP AGREEMENT	S-33
DESCRIPTION OF UNITS	S-38
UNITED STATES FEDERAL INCOME
TAXATION	S-39
ERISA CONSIDERATIONS	S-43
PLAN OF DISTRIBUTION	S-44
LEGAL MATTERS	S-46
INDEX OF DEFINED TERMS	S-47

Prospectus
	Page		Page

PROSPECTUS SUPPLEMENTS	1	Notices	21
RISK FACTORS	3	Replacement Units	21
Limited Recourse	3	Trust wind-up events, liquidation events and
Limited Liquidity	3	disqualification events	21
Priority of Other Claims	4	Delisting of Units	22
Dependence on Underlying Securities	5	Sale of trust property, secured party rights	27
Dependence on Available Public Reports	6	Distribution to Unitholders; termination	27
Reinvestment Risk	7	Trustee	28
Passive Vehicle	7	Trustee compensation and expenses; liability and
Risks Related to Swap Agreements	8	indemnification	29
Trust Wind-Up Events	10	Trustee compliance certifications and reports	30
AVAILABLE INFORMATION	11	Governing law	31
INCORPORATION OF CERTAIN		DESCRIPTION OF TRUST PROPERTY	31
DOCUMENTS BY REFERENCE	11	General	31
REPORTS TO UNITHOLDERS	12	Underlying securities	31
IMPORTANT CURRENCY INFORMATION	12	Underlying security issuance agreements	36
USE OF PROCEEDS	12	Swap agreements	41
THE DEPOSITOR AND SPONSOR	13	Repurchase agreements	47
THE ISSUING ENTITIES	14	Credit support	47
THE TRUSTEE	15	DESCRIPTION OF UNITS	49
Trustee as servicer	15	General	49
DESCRIPTION OF TRUST AGREEMENTS	16	Distributions	51
General	16	Interest on Units	52
Collections on underlying securities	16	Principal of Units	59
Certain matters regarding the depositor and the		Foreign currency Units	60
trustee	16	Multi-currency Units	60
Retained interest	17	Call rights and warrants	60
Security interest of swap counterparty	17	Optional exchange	61
Modification and waiver	18	Ratings	63
Reports to Unitholders	19	Form	63
Evidence as to compliance	20

S-i

Voting of securities, modification of underlying
security issuance agreements	66
Early distribution of trust property	67
Reports in relation to the Units	68
UNITED STATES FEDERAL INCOME
TAXATION	68
Classification of the Trust	69
Taxation under grantor trust rules	70
Allocation of basis and sales proceeds	70
Tax consequences to U.S. Unitholders	71
Taxation of underlying securities	71
Taxation of the swap agreement	75
Other characterizations of the underlying
securities and swap agreement	77
Straddle rules	77
Foreign currency rules	78
Taxation of underlying securities and swap
agreement as an integrated transaction	79
Credit support	81
Trust expenses	81
Tax-exempt organizations	81
Tax consequences to non-U.S. Unitholders	81
Information reporting and backup withholding	82
ERISA CONSIDERATIONS	83
PLAN OF DISTRIBUTION	86
VALIDITY OF UNITS	89
INDEX OF DEFINED TERMS	90

EUROPEAN ECONOMIC AREA

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “relevant member state”), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the “relevant implementation date”) it has not made and will not make an offer of Units to the public in that relevant member state prior to the publication of a prospectus in relation to the Units which has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that it may, with effect from and including the relevant implementation date, make an offer of Units to the public in that relevant member state at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)
to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Units to the public” in relation to any Units in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the Units to be offered so as to enable an investor to decide to purchase or subscribe for the Units, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that member state and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

UNITED KINGDOM

The underwriter has represented and agreed that:

(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Units in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Units in, from or otherwise involving the United Kingdom.

NOTICE TO UNITED KINGDOM INVESTORS

The distribution of this prospectus supplement (A) if made by a person who is not an authorized person under the FSMA, is being made only to, or directed only at persons who (1) are outside the United Kingdom, or (2) are investment professionals falling within Article 19(5) of the Financial Services and Market Act 2000 (Financial Promotion) Order 2005 or (3) are high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associates, etc.”) (all such persons together being referred to as the “relevant persons”).  This prospectus supplement must not be acted on or relied on by persons who are not relevant persons.  Any investment or investment activity to which this prospectus supplement relates, including the offered Units, is available only to relevant persons and will be engaged in only with relevant persons.

Potential investors in the United Kingdom are advised that all, or most, of the protections afforded by the United Kingdom regulatory system will not apply to an investment in the issuer and that compensation will not be available under the United Kingdom Financial Services Compensation Scheme.

STABILIZATION LEGEND

In connection with the issue of Units, the dealer or dealers (if any) named as the stabilizing manager(s) (or persons acting on behalf of any stabilizing manager(s)) in this supplement may over-allot Units or effect transactions with a view to supporting the market price of the Units at a level higher than that which might otherwise prevail. However, there is no assurance that the stabilizing manager(s) (or persons acting on behalf of a stabilizing manager) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Units is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the Units and 60 days after the date of the allotment of the Units.  Any stabilization action or over-allotment must be conducted by the relevant stabilizing manager(s) (or persons acting on behalf of any stabilizing manager(s)) in accordance with all applicable laws and rules.

SUMMARY

In this prospectus supplement and the accompanying prospectus, the units offered by the Trust are referred to as the “Units”. By contrast, the underlying securities deposited into the Trust are referred to as the “underlying securities”, and terms such as “underlying security issuance agreement”, “underlying security issuer”, “underlying security disclosure document”, “underlying security registration statement” or other terms containing the phrase “underlying security” have related meanings.  The swap agreement entered into by the Trust with Morgan Stanley & Co. International plc (“MSIP”) as swap counterparty may be referred to as the “swap transaction” and collectively with the master agreement and schedule applicable thereto is referred to as the “swap agreement”.  References to the “calculation agent” refer to that role under the swap transaction.  Defined terms used but not defined in this prospectus supplement have the meanings given to such terms in the accompanying prospectus.  An index of defined terms can be found on page S-47 in this prospectus supplement and on page 90 of the accompanying prospectus.

The following summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus.

Depositor and Sponsor	MS Structured Asset Corp.

Trustee and Servicer	The Bank of New York Mellon

Trust and Issuing Entity	Step Up Callable Trust Units Series 2010-02 (BAC) (the “Trust”). The Trust will be formed under a trust agreement dated as of the closing date between the depositor and the trustee.

Units
There will be one class of Units, Series 2010-02. The total principal amount of Units being issued is $40,000,000.  The Units will be registered Units issued in book-entry form through the facilities of the Depository Trust Company (“DTC”) in minimum denominations of $1,000 and $1,000 increments in excess thereof.

The Units will have the same final maturity as the underlying securities.

The Units are expected to settle flat.  This means that any accrued and unpaid interest on the Units at closing will be reflected in the settlement price.

The Units are subject to early redemption at par upon exercise of the call option by the swap counterparty on or after July 1, 2011.

Underlying securities
The depositor will deposit into the Trust $40,000,000 (by principal amount) of 5.625% senior notes due July 2020 issued by Bank of America Corporation.  The underlying securities have been purchased by the depositor or its affiliates in the secondary market.  See “Description of Trust Property” for a description of the terms of the underlying securities.

Underlying security issuer
The issuer of the underlying securities is Bank of America Corporation.  The underlying security issuer is not participating in this offering and has no obligations under the Units.  Information about the underlying security issuer is available in the underlying security issuer’s filings with the SEC.

Interest and Principal Distributions
Interest on the Units will be distributed semiannually in arrears by the trustee through the facilities of the DTC to recordholders as of the business day prior to the distribution date on January 1 and July 1 commencing January 1, 2011, or the call option settlement date, if applicable.  The semiannual interest rate for the Units is 4.0% per annum, from and including the original issue date to but excluding July 1, 2014; 4.5% per annum, from and including July 1, 2014 to but excluding July 1, 2018 and 7.25% per annum, from and including July 1, 2018 to but excluding the maturity date.  The Trust will pass through interest on the Units to the unitholders subject to receipt of payments received by the Trust from the swap counterparty under the swap agreement.

Unless distributed earlier due to the exercise of the call option or a trust wind-up event (in which case distribution of principal may be subject to distribution only after any swap termination payment is paid in full), principal will be distributed on a final scheduled distribution date of July 1, 2020.

If any payment with respect to the underlying securities or the swap agreement is not received by the trustee by 10 a.m. (New York City time) on a distribution date, the corresponding distribution on the Units will not occur until the next business day that the Trust is in receipt of proceeds of such payment prior to 10 a.m., with no adjustment to the amount distributed or the record date.

Business Days	New York, New York and Charlotte, North Carolina

Swap Counterparty	MSIP

Swap Agreement	The Trust will enter into a transaction with the swap counterparty under which the swap counterparty will have the right to exercise a call option quarterly commencing July 1, 2011.

The swap counterparty may exercise the call option on July 1, 2011, or the 1st of each January, April, July or October thereafter up to but excluding the maturity date.  If the call option is exercised, each unitholder will receive a payment equal to the outstanding principal amount of, and accrued interest on, its Units.  The call option may be exercised in whole but not in part.

The Trust will make to the swap counterparty semiannual payments equal to the notional amount times (i) 1.625% per annum on each payment date, up to but excluding July 1, 2014 and (ii) 1.125% per annum on each payment date from and including July 1, 2014 to but excluding July 1, 2018.

Commencing the business day prior to July 1, 2018, until the earlier of the maturity and the call option settlement date, the swap counterparty will make to the Trust semiannual payments equal to 1.625% per annum times the notional amount.

The notional amount will equal the outstanding amount of the Units.

Calculation Agent	MSIP will act as calculation agent under the swap transaction.

Early termination of the Trust
A trust wind-up event will occur and the Trust will terminate upon (i) exercise of the call option, (ii) an underlying security default, (iii) the early termination of the swap agreement (other than pursuant to the appointment of a Replacement Swap Counterparty (as defined below)), (iv) the underlying security issuer becoming a disqualified issuer or the swap counterparty becoming a disqualified swap counterparty in the circumstances described in the accompanying prospectus, and approval from the SEC and the New York Stock Exchange (“NYSE”) to withdraw the Units from listing and reporting registration is not obtained within a requisite time period as described below under “The Trust—Delisting of Units”, or (v) the designation by the depositor, if the depositor owns 100% of the Units, of a special depositor wind-up event.

If a trust wind-up event occurs (other than exercise of the call option), any underlying securities held by the Trust will be liquidated.  If the call option is exercised, the underlying securities will be delivered to the swap counterparty and the swap counterparty will pay the Trust the principal amount of the Units plus any accrued and unpaid interest thereon.

If any trust wind-up event occurs, the swap agreement will be terminated and the Trust will terminate early.  In connection with an early termination of the swap agreement where the swap counterparty is entitled to a termination payment under the swap agreement, in all but very limited circumstances, the swap termination payment will be paid from the sale proceeds of the underlying securities before the unitholders receive any payment of principal and the Trust may not have sufficient funds to pay the full principal amount of the Units and accrued and unpaid interest thereon.  Any amounts remaining in the Trust following full satisfaction of the swap counterparty’s claims will be disbursed to the unitholders pro rata as described herein and the unitholders will receive no further distributions thereafter.

If an early termination of the swap agreement occurs as a result of an acceleration of the underlying securities based solely upon an underlying security event of default relating to a covenant breach (a “covenant breach acceleration event”), then any early termination payment or other amounts owed in respect of the swap agreement to the swap counterparty will rank junior to the claims of the unitholders and will be paid only out of funds from liquidation of the trust property, if any, in excess of those necessary to redeem the Units at par plus accrued interest.  If there is an acceleration of the underlying securities as a result of a covenant breach acceleration event and prior to final payment on the Units another underlying security event of default (such as a failure to pay the accelerated amounts due on the underlying securities) has occurred, then the termination payment to the swap counterparty will not be subordinated in the payment priorities and will be paid prior to any payments on the Units.

Upon termination of the Trust, the proceeds of liquidation of the trust property will be applied to redeem the Units subject to any applicable prior claims of the swap counterparty.  The Units will have a claim on the proceeds of the liquidation of the trust property equal to their aggregate principal balance plus accrued interest, if any.  If the proceeds of the liquidation of the trust property (less any amounts payable to the swap counterparty senior in priority to distributions on the Units) are less than the claim amounts of the Units, the proceeds will be distributed to the Units ratably in proportion to the claim amounts of the Units.

Trigger amount	Not applicable

Maximum reimbursable amount	$200,000

Retained interest
The depositor retains the right to receive any and all interest that accrues on the underlying securities prior to the closing date and the Trust will have no rights to such interest.  The trustee will pay this accrued interest over to the depositor on the first date it receives an interest payment on the underlying securities.

If an underlying security default occurs on or prior to the first distribution date and the depositor does not receive its retained interest amount on the first date of distribution on the Units, the depositor will have a claim for its retained interest and will share pro rata with the unitholders to the extent of such claim, subject to the senior claim of the swap counterparty, in the proceeds from the liquidation of the trust property.

Tax Status
The depositor will receive an opinion of counsel that the Trust will be characterized as a grantor trust.  Accordingly, unitholders generally will be treated as owning an undivided beneficial interest in the assets of the Trust and required to include in their gross income their pro rata share of the income of the Trust.  U.S. unitholders also may deduct their pro rata share of the fees and other deductible expenses paid by the Trust, subject to the limitations otherwise applicable to such deductions, as described in the prospectus under “United States Federal Income Taxation—Trust expenses.”  Significant aspects of the tax characterization of an investment in the Units are uncertain.  Under the anticipated treatment, unitholders will be required to include in income stated coupon payments as they accrue.  Under an unlikely alternative treatment, unitholders may be required to include in income amounts in excess of stated coupon payments and may have a corresponding capital loss thereafter.  For a description of other possible characterizations and tax consequences, see “United States Federal Income Taxation—Alternative treatments”.

ERISA Considerations
A plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code (the “Code”) or non-U.S., church or any governmental plan subject to any substantially similar provisions should consult with its counsel before making an investment in the Units.  See “ERISA Considerations”.

Trustee Compensation
The trustee will receive compensation for and reimbursement of trust expenses related to its services under the trust agreement from the depositor in accordance with the terms of a fee agreement between the depositor and the trustee.

Rating
One or more rating agencies is expected to assign a rating to the Units; and any such rating will depend on the ratings of the underlying security issuer and the swap counterparty.  Any downgrade by a rating agency of its rating of the underlying security issuer or any downgrade of the rating of the swap counterparty below the rating of the underlying securities would likely result in a downgrade of its ratings with respect to the Units.  A rating agency may maintain ongoing rating surveillance with respect to the Units, but the depositor will not monitor any changes in the rating of the Units after their issuance.  The depositor is not required to maintain or enter into any arrangement to maintain the public rating in relation to the Units.

Closing date	On or about October 20, 2010.

Listing	Application has been or will be made to list the Units on the NYSE. Trading on the NYSE is expected to begin within 30 days after the completion of this offering.

The Units will be listed as debt securities and not as equity, and as a result trades in the Units occurring off the NYSE will not be reported to the NYSE for purposes of any “ticker” information in relation to the Units.

How to reach the depositor
You may reach the depositor by contacting your local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

RISK FACTORS

The Units involve risks not associated with an investment in ordinary interest pass through Units.  This section describes the most significant risks relating to the Units.  You should carefully consider whether the Units are suited to your particular circumstances before you decide to purchase them.

Effect of exercise of call option

MSIP may exercise its call option, which will result in redemption of the Units, on a call option settlement date.  The Units will be redeemed, the unitholders will receive a return of principal before the scheduled maturity of Units and the Trust will terminate.  See “Risk Factors” in the prospectus.

The call option means that the Units are subject to prepayment risk.  If MSIP exercises its call option and your Units are redeemed, you will not be entitled to any premium or other additional amounts, nor will you be entitled to compensation for any future amounts that would have been payable under the swap agreement had the call option remained unexercised.  An exercise of the call option will result in redemption of the Units at a time when reinvestment in securities with yields and similar terms comparable to that of the Units is likely not possible.  This is particularly important because a decreasing interest rate environment will likely increase the market value of the underlying securities and make an exercise of the call option more likely.

Absence of information

Unitholders will be exposed to the credit risk of the underlying security issuer and the swap counterparty.  Material information with respect to the underlying security issuer is described in public filings prepared by the underlying security issuer and referred to in this prospectus supplement.  In addition, this section does not contain any risk factors relating to the underlying security issuer.

No investigation of the financial condition or creditworthiness of the underlying security issuer or any of its affiliates, or of any ratings of the underlying securities, has been made by the Trust, the trustee, the depositor, MS&Co., MSIP, Morgan Stanley or any of their affiliates, in connection with the issuance of the Units. You should consider carefully the financial condition of the underlying security issuer and the swap counterparty and their ability to make payments in respect of the underlying securities and under the swap agreement.  We are not affiliated with the underlying security issuer and have not performed any due diligence investigation or review of the underlying security issuer.  You should undertake an independent investigation of the underlying security issuer to the extent required in your judgment to allow you to make an informed decision with respect to an investment in the Units.

In addition, one or more affiliates of MS&Co. publish research reports from time to time with respect to the underlying security issuer.  Such reports may make negative recommendations with respect to securities of the underlying security issuer.  None of the Trust, the trustee, the depositor, MS&Co. or Morgan Stanley undertakes any responsibility to reflect or account for in this prospectus supplement the conclusions or analyses set forth in such research reports.  You may obtain a copy of any research reports relating to the underlying security issuer by requesting them from your broker or from MS&Co. directly.

For information regarding the material terms of the underlying securities, please refer to page S-26 “Description of Trust Property.”

Delisting or early termination of Units for lack of underlying security or swap counterparty reporting

If the underlying security issuer becomes a disqualified issuer or the swap counterparty becomes a disqualified swap counterparty, including where either (A) the underlying security issuer ceases to be a reporting company for purposes of the Exchange Act or file certain financial information in connection with such reporting or (B) the “significance percentage” as determined in accordance with Item 1115 of Regulation AB of the swap counterparty becomes or is expected to become equal to or greater than 10% and the swap counterparty does not file certain financial information in connection with Exchange Act reporting, the depositor will not have available to it information needed in connection with reporting obligations in respect of the Units.  If either such event occurs, (i) the depositor will be required to obtain approval from the SEC and the NYSE to withdraw the Units from listing and reporting registration or (ii) in the event the swap counterparty has become a disqualified swap counterparty, in lieu of delisting, the depositor may direct the swap counterparty to transfer its rights and obligations under the swap agreement to a Replacement Swap Counterparty (which may be an affiliate) that would not be a disqualified swap counterparty.  If neither the Exchange Act reporting obligations in relation to the Units have been terminated nor the swap agreement has been transferred to a Replacement Swap Counterparty on or prior to the date on which the depositor has determined (in its reasonable, good faith discretion) that the depositor would be in violation of its reporting obligations under the Exchange Act with respect to the Units in the absence of a termination of the Trust, a trust wind-up event will occur.   Such trust wind-up event may result in losses to investors as a result of early liquidation of the trust property and termination of the swap agreement.  See “Description of Trust Agreements—Trust wind-up events, liquidation events and disqualification events” in the prospectus.

A trust wind-up event will not occur in the circumstances described above, and the Units will remain outstanding, only if the depositor succeeds in withdrawing the Units from listing on the NYSE and terminating its reporting obligations in relation to the Units before the depositor determines it would be in violation of its reporting obligations under the Exchange Act (or, in the event the swap counterparty has become a disqualified swap counterparty, the swap counterparty succeeds in transferring its rights and obligations to a Replacement Swap Counterparty that would not be a disqualified swap counterparty).  However, in the event that the Units are withdrawn from listing on the NYSE, the Units will no longer be listed on any stock exchange and no public reports under the Exchange Act will be available in relation to the Units.  Such delisting and the absence of periodic reports will significantly impair the liquidity of the Units in the secondary market – due to the potential applicability of state “blue sky” laws to transactions in the Units, or other factors – and may impair the ability of holders of the Units to continue to hold or sell the Units.  In particular, if any unitholder is subject to an investment restriction requiring it to hold listed securities, such unitholder may be required to sell its Units at a time when the secondary market in the Units has been adversely affected as a result of delisting.  In addition, holders of Units who are subject to the requirements of Title I of ERISA, Section 4975 of the Code or similar law (as such terms are defined under “ERISA Considerations” below) may be required to represent upon delisting of the Units that their holding of Units, at the time of delisting and at all times thereafter, will not give rise to a prohibited transaction or other violation under such laws.  See “ERISA Considerations”.

A termination of reporting such that the underlying security issuer becomes an ineligible issuer, and resulting in a delisting of the Units or a trust wind-up event, may occur as a result of, among other reasons, a merger or acquisition, redemption or delisting of unrelated securities of the underlying security issuer or the swap counterparty, or changes in their respective corporate structure, or other events with respect to the underlying security issuer or the swap counterparty over which the depositor has no control.

The value of the swap agreement may cause losses if the swap agreement terminates early

In the case of an early termination of the swap transaction, a swap termination payment may be payable by the Trust to the swap counterparty or by the swap counterparty to the Trust.  The value of any swap termination payment will be influenced by current and projected interest rates and the value of the underlying securities at the time of termination, and the amount of any such swap termination payment therefore is not capable of estimation for purposes of this prospectus supplement.  The amount of any such payment will be based on (i) the estimated cost, at prevailing market values, that would be incurred by the Trust or the swap counterparty to enter into a transaction having economic terms similar to that of the terminated transaction or (ii) the losses suffered by the Trust or the swap counterparty as a result of the termination of the transaction.  In general, the swap counterparty will have the sole right to determine in good faith the amount of any swap termination payment.

In connection with an early termination of the swap agreement where the swap counterparty is entitled to a termination payment under the swap agreement, in all but very limited circumstances, the swap termination payment will be paid from the sale proceeds of the underlying securities before the unitholders receive any payment of principal and the Trust may not have sufficient funds to pay the full principal amount of the Units and accrued and unpaid interest thereon.

If an early termination of the swap agreement occurs for any reason other than as a result of a covenant breach acceleration event, then any early termination payment or other amounts owed in respect of the swap transaction to the swap counterparty will have first priority over the claims of unitholders.  If there is a covenant breach acceleration event and prior to final payment on the Units another underlying security event of default (such as a failure to pay the accelerated amounts due on the underlying securities) has occurred, then the termination payment to the swap counterparty will not be subordinated in the payment priorities and will be paid prior to any payments on the Units.  Events in which the claims of the swap counterparty will have first priority over the claims of unitholders include but are not limited to:  (i) a default by the Trust under any swap transaction, (ii) any other trust wind-up event (including as described above under “Delisting or early termination of Units for lack of underlying security or swap counterparty reporting”) or (iii) the obligations of the Trust under the swap transaction becoming illegal.  Any amounts remaining in the Trust following full satisfaction of the swap counterparty’s claims will be disbursed to the unitholders in full satisfaction of the claims of the Units as described below.  A swap termination payment and the resulting loss to unitholders may be substantial in relation to the total value of the related underlying securities.

You should note that on the date of issuance of the Units, the swap transaction has a market value in favor of the swap counterparty, which would result in a termination payment being owed to the swap counterparty were a termination payment to be determined on such date.

The price obtained by liquidating trust property after a trust-wind-up event may be unfavorable

If a trust wind-up event occurs (other than as a result of the exercise of the call option), the underlying securities will be sold by the trustee, through a selling agent or otherwise.  The selling agent will be MS&Co.  The timing, price and other terms of any sale conducted by the selling agent will be determined by the selling agent in its sole discretion, but all such sales shall be completed within 30 days or such longer period of time as may be reasonable under the circumstances.  The selling agent will be permitted to sell underlying securities to affiliates of the selling agent.  Unitholders could be materially adversely affected if the Trust is required to sell underlying securities at a time when prices for the underlying securities in the secondary market are depressed as a result of a default on the underlying securities, changes in interest rates, the creditworthiness of the underlying security issuer, or for any other reason, particularly if a swap termination payment must be made senior in right of payment to the unitholders.

The swap agreement may be transferred following a swap counterparty event

If a “potential bankruptcy” event occurs with respect to the swap counterparty, the swap counterparty may elect to transfer all of the swap counterparty’s rights and obligations under the swap agreement to a Replacement Swap Counterparty as described in more detail in “Swap Agreement–Transfer to avoid swap termination event after a bankruptcy event”.  If the swap agreement is so transferred, a swap agreement early termination event will not occur and a trust wind-up event will not occur as a result of the conditions or circumstances that caused such potential failure to pay or potential bankruptcy to occur.  If the swap counterparty has not been replaced at the end of the 30 day grace period, the resulting termination event and trust wind-up event may occur at a time when the swap agreement has a higher market value in favor of the swap counterparty than would have been the case, in which case unitholders will suffer a greater loss in connection with the swap termination payment to the swap counterparty than would have otherwise been the case.

The swap agreement may be transferred if the significance percentage of the swap counterparty becomes or is expected to become equal to or greater than 10%

If the significance percentage of the swap counterparty becomes or is expected to become equal to or greater than 10% and the swap counterparty is not a reporting company for purposes of the Exchange Act or does not file certain financial information in connection with such reporting, the depositor will be required either (i) to obtain approval from the SEC and the NYSE to withdraw the Units from listing and reporting registration or (ii) to direct the swap counterparty to transfer its rights and obligations under the swap agreement to a swap counterparty (which may be an affiliate) that would not be a disqualified swap counterparty.

If neither the Exchange Act reporting obligations in relation to the Units are terminated nor the swap agreement transferred to a Replacement Swap Counterparty on or prior to the date on which the depositor has determined (in its reasonable, good faith discretion) that the depositor would be in violation of its reporting obligations under the Exchange Act with respect to the Units in the absence of a termination of the Trust, a trust wind-up event will occur.  Such trust wind-up event may result in losses to investors as a result of early liquidation of the trust property.  See “Description of Trust Agreements—Trust wind-up events, liquidation events and disqualification events” in the prospectus.

The U.S. federal income tax treatment of the Units is uncertain

Significant aspects of the U.S. federal income tax consequences of an investment in the Units are uncertain.   Under the anticipated treatment, unitholders will be required to include in income stated coupon payments as they accrue.  Under an unlikely alternative treatment, unitholders may be required to include in income amounts in excess of stated coupon payments and may have a corresponding capital loss thereafter. Unitholders should refer to the section “United States Federal Income Taxation” in this prospectus supplement for more information.

Unit ratings may change

Any ratings on the Units are expected to correspond to the lower of the ratings on the underlying securities and the ratings of the swap counterparty.  The ratings of the underlying securities, the swap counterparty and the Units may change over time.  There can be no assurance that any such ratings will not be lowered or withdrawn by the applicable rating agency in the future, which may adversely affect the value of the Units.  The depositor is not required to maintain or enter into any arrangement to maintain the public rating in relation to the Units. Any downgrade of the rating of the underlying securities or of the swap counterparty to a rating below the rating of the underlying securities by a rating agency likely will result in a downgrade of any rating assigned by a rating agency with respect to the Units.

Underlying securities may be sold when their market value is diminished

If a trust wind-up event occurs (other than a result of the exercise of the call option), the selling agent will sell, on behalf of the Trust, any such underlying securities held by the Trust.  Those sales may occur when the underlying security issuer is in default (either with respect to the underlying securities or with respect to any other obligation) or the market value of the underlying securities is diminished for other reasons.  In such circumstances, liquidation by the selling agent may result in unitholders incurring losses that would not be incurred if the unitholders received a distribution of the underlying securities in kind.

Conflicts of interest

MS&Co. and other affiliates of the depositor may commence, maintain or continue to maintain commercial relationships with respect to the underlying security issuer or its affiliates.  In particular, affiliates of the depositor may provide investment banking and other financial services, and may enter into derivative transactions with, the underlying security issuer or its affiliates.  Affiliates of the depositor may also hold long or short positions with respect to securities or other obligations of the underlying security issuer or its affiliates (including the underlying securities), or may enter into credit derivative or other derivative transactions with third parties with respect to those obligations.  In connection with those transactions, affiliates of the depositor may exercise or enforce rights against, and may otherwise act with respect to, the underlying security issuer or its affiliates without regard to the issuance of the Units and the related transactions described in this prospectus supplement.  Any such actions might have an adverse effect on the underlying securities, the underlying security issuer, the ability of the Trust to exercise or enforce any rights with respect to the underlying securities or the value of the Units.  In the case of a bankruptcy or insolvency of the underlying security issuer or its affiliates, or any other default under securities or other obligations of the underlying security issuer or its affiliates (including the underlying securities), the interests of unitholders with respect to underlying securities held by the Trust may be in conflict with the interests of affiliates of the depositor that have entered into transactions with the underlying security issuer or its affiliates.

Each unitholder will be deemed to have acknowledged and agreed that the underwriter and its affiliates may engage in any kind of business with, or have an investment in, the underlying security issuer or related persons, and in connection therewith, may obtain or be in possession of non-public information regarding the underlying securities or related persons which may not be made available to unitholders.

MS&Co. will act as selling agent under the trust agreement in the event of a trust wind-up event.  Since in most circumstances, distributions to unitholders following a trust wind-up event will be subordinated to any payments due to the swap counterparty in respect of the swap transaction, the selling agent may face a conflict of interest with respect to the actions to be taken by it.

Units may not be actively traded

There may be little or no secondary market for the Units.  Although the Units are expected to be listed on the NYSE, it is not possible to predict whether the Units will trade in the secondary market.  Even if there is a secondary market, it may not provide significant liquidity.

Market value

The market value of the Units may be affected by, among other factors, the market value of the underlying securities, by the market value of the swap transaction and by the creditworthiness of the swap counterparty.  The market value of the underlying securities, due to their maturity, will be sensitive to changes in prevailing market interest rates and will also vary depending upon the creditworthiness of the underlying security issuer and other factors.  The market value of the swap transaction will depend on expectations regarding interest rates, which may be highly uncertain.  A downgrade in the rating of the swap counterparty below the rating of the underlying securities would likely result in a downgrade of the ratings with respect to the Units.  Any decline in the market value of the underlying securities, the market value of the swap transaction, the rating of the Units or the creditworthiness of the swap counterparty may adversely affect the market value of the Units, and a holder of the Units will bear the risk of any such decline in market value.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

All documents filed by the depositor with respect to the Trust pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, before, on or after the date of this prospectus supplement and prior to the termination of the offering of the related Units or, if later, the date on which any affiliates of the depositor cease offering and selling those Units will be deemed to be incorporated by reference in this prospectus supplement and to be a part of this prospectus supplement from the date of filing of those documents. Any statement contained in the prospectus, this prospectus supplement or in a document incorporated or deemed to be incorporated by reference will be deemed to be modified or superseded to the extent that a statement contained in the prospectus, this prospectus supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of the prospectus or this prospectus supplement.

The depositor will provide without charge to each person, including any beneficial owner of Units, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus supplement, excluding the exhibits to those documents unless they are specifically incorporated by reference in those documents. Written or oral requests for such copies should be directed to MS Structured Asset Corp., 1585 Broadway, New York, New York 10036, Attention: Secretary, telephone number (212) 761-1715.

THE DEPOSITOR AND SPONSOR

MS Structured Asset Corp. is a Delaware corporation which was incorporated on September 21, 1998, as a direct, wholly-owned, limited-purpose subsidiary of Morgan Stanley. The address of the depositor is 1585 Broadway, New York, New York 10036, Attention: Secretary.  The depositor is required at all times to have at least one director who is not affiliated with Morgan Stanley.  As provided in its certificate of incorporation, the depositor’s business consists of and  is limited to acquiring, holding and disposing of underlying securities, arranging for credit support, acting as depositor of trusts in connection with series of Units, registering the Units with the SEC and complying on behalf of each trust with the related reporting and filing requirements under the Exchange Act, holding and transferring interests in the Units and retained interests in trust property, and engaging in other related activities and transactions. The first securitization transaction sponsored by the depositor took place in 2001.

The depositor has obtained the underlying securities to be deposited in the Trust from MS&Co. or another of its broker-dealer affiliates, who have acquired the underlying securities at negotiated prices in secondary market transactions.

The depositor’s articles of incorporation set out a number of provisions intended to prevent the depositor from being consolidated with Morgan Stanley or its affiliates in the event of an insolvency proceeding with respect to Morgan Stanley.  These include requirements that the depositor maintain separate accounts and business operations from Morgan Stanley, that the depositor have an independent director not associated with Morgan Stanley, and that the depositor not allow Morgan Stanley to act on behalf of or be responsible for liabilities of the depositor.  The limited activities of the depositor are also intended to prevent the depositor from having any indebtedness that could result in the initiation of any insolvency proceeding in relation to the depositor.

The duties of the depositor under the trust agreement following the issuance of the Units are limited to: (i) giving notice of the discovery by the depositor of any breach of its representations or warranties made in connection with establishment of the Trust; (ii) providing certain limited information about the Trust in the event the Trust is no longer subject to reporting obligations under the Exchange Act; (iii) filing periodic reports in relation to the Trust under the Exchange Act for so long as such reporting obligations apply to the Trust; (iv) seeking removal of the Units from the listing on the NYSE and termination of the Exchange Act reporting obligations in relation to the Units in the event that (x) the underlying security issuer becomes a disqualified issuer or (y) the swap counterparty becomes a disqualified swap counterparty, unless, in lieu of delisting, the depositor has directed the swap counterparty to transfer its rights and obligations under the swap agreement to a swap counterparty (which may be an affiliate) that would not be a disqualified swap counterparty; (v) directing the trustee’s selection of any replacement selling agent in the event trust property is required to be liquidated; (vi) providing for the payment of the fees of the trustee and providing indemnification to the trustee for certain extraordinary expenses up to the limits specified in the trust agreement; and (vii) appointing a replacement trustee in the event of the trustee’s resignation or removal.

THE TRUSTEE

The Bank of New York Mellon will be the trustee for the trust certificates and the Trust pursuant to the trust agreement.  The trustee’s offices are located at 101 Barclay Street, Floor 7W, New York, New York 10286, Attention: Corporate Trust Dealing and Trading Group and its telephone number is (212) 815-2896.

The Bank of New York Mellon is a New York banking corporation.  The Bank of New York Mellon has been, and currently is, serving as indenture trustee and trustee for numerous corporate securities repackaging transactions.

The Bank of New York Mellon is one of the largest corporate trust providers of trust services on corporate securities repackaging transactions.

The Bank of New York Mellon has provided the above information for purposes of complying with Regulation AB.  Other than the above three paragraphs, The Bank of New York Mellon has not participated in the preparation of, and is not responsible for, any other information contained in this prospectus supplement.

The Trust will not employ any other servicer for purposes of such administration of the trust property.  The trustee will be regarded as the “servicer” of the Trust for purposes of Section 1101(j) of Regulation AB under the Securities Act of 1933 (the “Securities Act”).

The depositor may maintain other banking relationships in the ordinary course of business with the trustee.

On each distribution date for the Units, the trustee shall distribute the pro rata portion of the available funds allocable to each unitholder.

THE TRUST AGREEMENT

The Trust will be formed under a trust agreement between the depositor and the trustee dated as of the closing date.  Except as otherwise described in this prospectus supplement, the trust agreement will incorporate the provisions of the Standard Terms for Trust Agreements described in the accompanying prospectus.  When the trust agreement is executed, the depositor will deposit the underlying securities into the Trust.  The trustee, on behalf of the Trust, will accept the underlying securities and deliver the Units to or in accordance with the order of the depositor.

Description of trust agreement

The following summarizes the material terms of the trust agreement to the extent that they are not described in the accompanying prospectus. Reference is made to the prospectus for important information in addition to that set forth herein regarding the Trust, the terms and conditions of the trust agreement and the Units.  A current report on Form 8-K relating to the Units containing a copy of the trust agreement as executed will be filed by the depositor with the SEC following the issuance and sale of the Units.

Under the terms of the trust agreement, the trustee’s powers under the trust agreement are limited to the following: (i) to issue the certificates evidencing Units; (ii) to execute and deliver and perform its obligations and exercise its rights under the swap agreement; (iii) to establish and maintain the accounts for making payments in relation to the Units; (iv) to accept delivery of the underlying securities and the swap agreement; (v) to pledge the underlying securities and any other assets of the Trust to secure the obligations of the Trust including obligations under the swap agreement; (vi) to sell the underlying securities through the selling agent in connection with a required liquidation of trust property; (vii) to make certain specified and temporary permitted investments of trust monies; (viii) to liquidate the Trust in the circumstances specified in the trust agreement; (ix) to deliver certain reports and compliance statements in relation to the Trust; and (x) to take actions and make determinations in accordance with the terms of the trust agreement which are ancillary to the foregoing.  The trust agreement restricts the Trust from engaging in any business or activities other than the foregoing, and the Trust has no power to issue additional securities (other than, in specified circumstances, securities secured by equivalent amounts of additional trust property and fungible with the existing Units), invest in additional securities (other than permitted investments as described above), to borrow money or to make loans.

The property of the Trust created under the trust agreement will consist of (i) the underlying securities (exclusive of the retained interest described below, which is not part of the Trust), (ii) all payments on or collections in respect of the underlying securities due after the closing date, together with any proceeds from the underlying securities, (iii) the swap agreement described below under “Swap Agreement” at page S-33 and (iv) all payments made to the Trust under the swap agreement.  The underlying securities and all amounts received from time to time in relation to the underlying securities and the swap agreement will be held in the unit account established under the trust agreement, which is maintained as a segregated account by the trustee and held in trust for the unitholders.

Under the rules, regulations and procedures creating and affecting the DTC and its operations, the DTC will take action permitted to be taken by a unitholder under the trust agreement only at the direction of one or more DTC participants to whose account the corresponding Units are credited. Additionally, the DTC will take actions with respect to specified voting rights only at the direction and on behalf of DTC participants whose holdings of those Units evidence those voting rights. The DTC may take conflicting actions with respect to voting rights, to the extent that DTC participants, whose holdings of Units evidence those voting rights, authorize divergent action. See “Description of Units—Form” in the accompanying prospectus.

The fiscal year of the Trust will be the calendar year.

Unitholders may not direct the Trust or the trustee to participate in any tender offer for the underlying securities and the trustee will not accept any instructions to the contrary from the unitholders.

A common law trust such as the Trust is generally not treated as an eligible “debtor” under the United States bankruptcy code.  In addition, the trust agreement provides that until the date that is one year and one day after all distributions in respect of the Units have been made, none of the trustee, the Trust, the depositor or the holders of the warrants shall take any action, institute any proceeding, join in any action or proceeding or otherwise cause any action or proceeding against any of the others under the United States Bankruptcy Code or any other liquidations, insolvency, bankruptcy, moratorium, reorganization or similar law applicable to any of them, now or hereafter in effect, or which would be reasonably likely to cause any of the others to be subject to, or seek the protection of, any such law.

The Trust is not authorized to issue any securities other than the Units.

Fees and expenses

The trustee will receive compensation for and reimbursement of trust expenses related to its services under the trust agreement from the depositor in accordance with the terms of a fee agreement between the depositor and the trustee.

Trustee liability and indemnification

Several provisions of the trust agreement provide that the trustee will have no liability in connection with its actions under the trust agreement, except in the case of its own negligent action, its own negligent failure to act or its own misconduct; provided, however that (i) the duties and obligations of the trustee shall be determined solely by the express terms of the trust agreement, and no implied covenants or obligations (except for a fiduciary duty to the beneficiaries of the Trust) shall be read into the trust agreement, (ii) in the absence of negligence, bad faith or willful misconduct on the part of the trustee, the trustee may conclusively rely upon any certificates or opinions furnished to the trustee that conform to the requirements of the trust agreement, (iii) the trustee shall not be personally liable for an error of judgment made in good faith, unless it shall be proved that the trustee was negligent in ascertaining the pertinent facts, and (iv) except with respect to actions or duties required to be taken or performed, as applicable, by the trustee under the express terms of the trust agreement, the trustee shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties or in the exercise of any of its rights powers under the trust agreement if there is reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Any expenses incurred in connection with a replacement of the trustee will constitute extraordinary expenses and be included in the aggregate limited obligations of the depositor to indemnify the trustee for extraordinary expenses.  Other than with respect to that limited indemnification obligation, the depositor will not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties or in the exercise of any of its rights or powers under the trust agreement.

Amendments and waivers

Amendments to and waivers under the Trust Agreement are subject to satisfaction of the Rating Agency Condition.  “Rating Agency Condition” means, with respect to any specified action or determination, (for so long as the Units are outstanding and rated by S&P) providing notice to S&P of such action or determination or, in the case of an amendment to the trust agreement, receipt of written confirmation by S&P, that such specified action or determination will not result in the reduction or withdrawal of its then-current ratings on the Units.  Such satisfaction of the Rating Agency Condition may relate either to a specified transaction or may be a confirmation with respect to any future transactions which comply with generally applicable conditions published by S&P.  If S&P makes a public announcement or informs the depositor or the trustee that its practice is to not give such confirmations, the requirement for satisfaction of the Rating Agency Condition will not apply.

Security interest of swap counterparty

Under the trust agreement, the trust property will be pledged to secure the obligations of the Trust under the swap agreement.  Such security interest will not be perfected at the time of issuance of the Units, and will only protect the right of the swap counterparty to receive amounts otherwise payable to it under the terms of the trust agreement; it will not change the priority of any distributions of the trust property under the trust agreement.

Trust wind-up events

A trust wind-up event will occur upon (i) exercise of the call option, (ii) an underlying security default, (iii) the early termination of the swap transaction (other than pursuant to the appointment of a Replacement Swap Counterparty), (iv) the underlying security issuer becoming a disqualified issuer as described in the accompanying prospectus or any swap counterparty becoming a disqualified swap counterparty as described in the accompanying prospectus, in certain circumstances where approval from the SEC and the NYSE to withdraw the Units from listing and reporting registration is not obtained with a requisite time period as described below under “—Delisting of Units”, or (v) the designation by the depositor, if the depositor owns 100% of the Units, of a special depositor wind-up event.  The Trust will terminate early in connection with any trust wind-up event.

If a trust wind-up event occurs (other than a result of the exercise of the call option), any underlying securities held by the Trust will be liquidated.  If the call option is exercised, the underlying securities will be delivered to the swap counterparty and the swap counterparty will pay the Trust the principal amount of the Units plus any accrued and unpaid interest thereon.

If any trust wind-up event occurs, the swap transaction, if it has not previously terminated, will then be terminated.  In connection with an early termination of the swap agreement where the swap counterparty is entitled to a termination payment under the swap agreement, in all but very limited circumstances, the swap termination payment will be paid from the sale proceeds of the underlying securities before the unitholders receive any payment of principal and the Trust may not have sufficient funds to pay the full principal amount of the Units and accrued and unpaid interest thereon.

Underlying security default.  An “underlying security default” will occur if, without regard to whether there has been a subsequent waiver or cure, (i) the acceleration of the outstanding underlying securities under the terms of the Underlying Securities and/or the applicable underlying security issuance agreement; (ii) the failure of the underlying security issuer (or any applicable guarantor on its behalf) to pay an installment of principal of, or any amount of interest due on, the underlying securities after the due date thereof and after the expiration of any applicable grace period; (iii) the initiation by the underlying security issuer or applicable guarantor of any proceedings seeking a judgment of insolvency or bankruptcy or seeking relief under bankruptcy or insolvency laws or similar laws affecting creditor’s rights; (iv) if not otherwise addressed in (iii), the passage of thirty (30) calendar days since the day upon which any person or entity initiates any proceedings against the underlying security issuer or applicable guarantor seeking a judgment of insolvency or bankruptcy or seeking relief under bankruptcy or insolvency laws or similar laws affecting creditor’s rights and such proceeding has not been dismissed prior to such thirtieth day; or (v) other events specified in the trust agreement.

The foregoing definition of underlying security default as described in this prospectus supplement supersedes the definition with respect to underlying security default set forth in the base prospectus.

Priority of swap counterparty claims.  If an early termination of the swap agreement occurs solely as a result of a covenant breach acceleration event, then any early termination payment or other amounts owed in respect of the swap agreement to the swap counterparty will rank junior to the claims of the unitholders and will be paid only out of funds from liquidation of the trust property, if any, in excess of those necessary to redeem the Units at par plus accrued interest.  See “Swap Agreement.”  If there is a covenant breach acceleration event and prior to final payment on the Units another underlying security event of default (such as a failure to pay accelerated amounts due on the underlying securities) has occurred, then the termination payment to the swap counterparty will not be subordinated in the payment priorities and will be paid prior to any payments on the Units.

If an early termination of the swap agreement occurs for any other reason, then any early termination payment or other amounts owed in respect of the swap agreement to the swap counterparty shall have first priority over the claims of unitholders.  The termination events under the swap agreement include (i) any trust wind-up event or (ii) the obligations of the Trust under the swap transaction becoming illegal. Any amounts remaining in the Trust following full satisfaction of the swap counterparty’s claims shall be disbursed to the unitholders in full satisfaction of the claims of the Units as described below.  The trustee is required under the terms of the trust agreement to designate an early termination date in respect of each relevant swap transaction upon the trustee’s receiving notice of any default by the swap counterparty or other circumstances giving rise to the right of the Trust to designate an early termination date in respect of the relevant swap transaction.

Disqualified issuer and disqualified swap counterparty criteria.  An issuer is a “disqualified issuer” and a swap counterparty with respect to which the “significance percentage” determined in accordance with Item 1115 of Regulation AB is 10% or more is a “disqualified swap counterparty” if none of the following is true with respect to such issuer or swap counterparty:

(A)(1)            such issuer or swap counterparty meets the requirements of General Instruction I.A. of Form S–3 or General Instructions 1.A.1, 2, 3, 4 and 6 of Form F–3 under the Securities Act and (2) the relevant underlying securities or swap transaction relating to such issuer or swap counterparty are either not guaranteed by a wholly owned subsidiary of such issuer or swap counterparty or such guarantor also meets the conditions in (A)(1);

(B)            such issuer or swap counterparty does not meet the conditions of paragraph (A)(1) but the relevant underlying securities or swap transaction relating to such issuer or swap counterparty are fully and unconditionally guaranteed by a direct or indirect parent of the third party who meets the conditions of paragraph (A)(1) and the requirements of Rule 3–10 of Regulation S–X under the Exchange Act are satisfied regarding the information in the reports to be referenced; or

(C)            the relevant underlying securities or swap transaction relating to such issuer or swap counterparty are guaranteed by a wholly owned subsidiary of such issuer or swap counterparty and the subsidiary does not meet the conditions of paragraph (A)(1), but the conditions in paragraph (A)(1) are met with respect to such issuer or swap counterparty and the requirements of Rule 3–10 of Regulation S–X under the Exchange Act are satisfied regarding the information in the reports to be referenced.

The foregoing provisions with respect to the definitions of disqualified issuer and disqualified swap counterparty and the related provisions for a trust wind-up event as described in this prospectus supplement supersede the provisions with respect to “disqualified underlying security” and “disqualified swap transaction” set forth in the base prospectus.

Liquidation of trust.  Upon termination of the Trust, the proceeds of liquidation of the trust property will be applied to redeem the Units subject to any applicable prior claims of the swap counterparty.  The Units will have a claim on the proceeds of the liquidation of the trust property equal to their aggregate principal balance plus accrued interest if any.  If the proceeds of the liquidation of the trust property (less any amounts payable to the swap counterparty in priority to distributions on the Units) are less than the claim amounts of the Units, the proceeds will be distributed to the Units ratably in proportion to the claim amounts of the Units.

If the Trust must sell the underlying securities it holds, the Trust will sell the underlying securities through MS&Co. as selling agent.  The selling agent must solicit at least three bids for all of the underlying securities held by the Trust.  The selling agent must solicit at least three of such bids from registered broker-dealers of national reputation, but additional bids may be solicited from one or more financial institutions or other counterparties with creditworthiness acceptable to the selling agent in its discretion.  The selling agent will, on behalf of the Trust, sell the underlying securities at the highest bid price received.

Delisting of Units

The trust agreement provides that if the depositor receives notice that the underlying security issuer has become an ineligible issuer, or if the swap counterparty has become a disqualified swap counterparty and the depositor does not direct the swap counterparty to transfer the swap agreement to a Replacement Swap Counterparty that would not be a disqualified swap counterparty, the depositor will proceed to (i) apply to the SEC and the NYSE to withdraw the Units from listing and registration on the NYSE and (ii) following and subject to prior approval of such application, file with the SEC a certification on Form 15 (or any applicable successor form) suspending the reporting obligations of the depositor under Section 15(d) the Exchange Act with respect to the Units, if and to the extent that the depositor determines in its reasonable, good faith discretion that the depositor meets the requirements for a filing of such form with respect to Units under Rule 12h-3 under the Exchange Act or any other applicable provisions of the Exchange Act.  The trust agreement does not require the depositor to inquire whether an underlying security issuer has become an ineligible issuer or any swap counterparty has become a disqualified swap counterparty.  If the depositor is unable after commercially reasonable efforts to withdraw the Units from listing on the NYSE and terminate its Exchange Act reporting obligations in relation to the Units on or prior to the date on which the depositor has determined (in its reasonable, good faith discretion) that the depositor would be in violation of its reporting obligations under the Exchange Act with respect to the Units in the absence of a termination of the Trust, a trust wind-up event will occur.  If the depositor succeeds in withdrawing the Units from listing on the NYSE and terminating its reporting obligations in relation to the Units before the depositor determines it would be in violation of its reporting obligations under the Exchange Act, a trust wind-up event will not occur in connection with such event and the Units will remain outstanding.

Retained interest

The depositor retains the right to receive any and all interest that accrues on the underlying securities prior to the closing date and the Trust will have no rights to such interest.  The depositor will receive such accrued interest on the first date of distribution of funds with respect to the Units and such amount shall be paid from the interest payment made with respect to the underlying securities with respect to such date.

If an underlying security default occurs on or prior to the first distribution date and the depositor does not receive such retained interest amount in connection with such distribution date, the depositor will have a claim for such retained interest, and will share pro rata with holders of the Units to the extent of such claim in the proceeds from the recovery on the underlying securities.

Notices to rating agencies

The trustee is required to provide notice to each rating agency rating the Units as soon as is reasonably practicable with respect to each of the following of which the trustee has actual knowledge: (i) any material change or amendment to the trust agreement; (ii) the occurrence of any event of default or termination event under the swap agreement; (iii) the resignation or termination of the trustee; (iv) the final payment to holders of the Units; (v) any change in the location of the unit account; (vi) any delisting of the Units as described under “—Delisting of Units”; (vii) any default in respect of the underlying securities that would give rise to a trust wind-up event and (viii) written notice of threatened legal action against the Trust.

DESCRIPTION OF TRUST PROPERTY

General

The trust property will consist of $40,000,000 of 5.625% publicly issued senior notes due July 2020 issued by Bank of America Corporation, exclusive of the retained interest of the depositor and the swap transaction discussed below.  The underlying securities are one class of a series (Series L) of senior debt securities issued under the indenture dated as of January 1, 1995, between the underlying security issuer and The Bank of New York Mellon Trust Company, National Association as the “trustee” (as supplemented, the “underlying security issuance agreement”).

The estimated market price of the underlying securities, as of October 15, 2010, is 103.9% of their principal amount (plus accrued interest). The market price is based on one or more prices reported or available to the depositor for actual sales occurring on October 15, 2010. Bonds, like the underlying securities, which trade at greater than 100% potentially expose investors to larger losses in the event of a default in the bond. This is because the recovery value of a bond is based on a 100% price. Although the Units will be priced at 100% on the pricing date, the swap agreement will have a positive market value (reflecting the premium on the underlying securities) to the swap counterparty. If a trust wind-up event other than exercise of the call option or a covenant breach acceleration event occurs, the unitholders will effectively pay the market value of the swap agreement to the swap counterparty, as determined at that time, as a termination amount.  If the market value of the underlying securities at that time is insufficient to pay such termination amount and repay the principal amount of the Units, then such a payment would result in the unitholders receiving less, and possibly significantly less, than the principal amount of the Units.  A trust wind-up event may result from a default of the underlying securities, a failure by the underlying security issuer to file reports with the SEC, a default by the swap counterparty or other early termination of the swap agreement, and other events more fully described in the pricing supplement.

As a hypothetical illustration, if a trust wind-up event occurs and for each $1,000 Unit, the corresponding portion of the positive value of the swap agreement to the swap counterparty is $100, and an underlying security default results in a 40% recovery on the underlying securities ($400 for each $1,000 Unit), then for every Unit, there will only be available $300 after payment to the swap counterparty.  In this hypothetical illustration, each unitholder would receive only $300 of principal for each $1,000 Unit upon early redemption, resulting in a loss of $700 (or 70%) of principal.

As mentioned above, on the issuance date, the value of the swap agreement will have a positive value to the swap counterparty.  This value will be affected by changes in expectations regarding interest rates and the value of the underlying securities from the issuance date.  For example, changes in interest rates and corresponding changes in the value of the underlying securities may cause the value of the swap agreement to increase in favor of the swap counterparty, leading to a greater termination payment due from the Trust in the event of a trust wind-up event.

Interest on the underlying securities is payable semiannually in arrears on January 1 and July 1 of each year until maturity.

The underlying securities were originally issued in a public offering on or about June 22, 2010 in a principal amount of $3,000,000,000.  The underlying securities were registered under the Securities Act.  The depositor has a reasonable belief that the underlying security issuer is not a disqualified issuer and the underlying securities are not disqualified underlying securities.

The underlying securities have been purchased by the depositor or its affiliates in the secondary market and will be deposited into the Trust.  The underlying securities will not be acquired from the underlying security issuer or any of its affiliates or pursuant to any distribution by or agreement with the underlying security issuer or any of its affiliates.  All information contained in this prospectus supplement regarding the underlying securities has been derived solely from the underlying security disclosure documents relating to the underlying securities as filed with the SEC in connection with their original issuance.  You are urged to read the underlying security disclosure documents.  No investigation of the financial condition or creditworthiness of the underlying security issuer or any of its affiliates, or of any ratings of the related underlying securities, will be made by the Trust, the trustee, the depositor, MS&Co. or any of their affiliates in connection with the issuance of the Units.  Prospective purchasers of Units should carefully consider the financial condition of the underlying security issuer and its ability to make payments in respect of the underlying securities.  The depositor, MS&Co. and the trustee, as well as their respective affiliates, did not participate in the preparation of the underlying security disclosure documents or other public information relating to the underlying securities, the underlying security issuer, and they take no responsibility for the accuracy or completeness of the information contained in the underlying security disclosure documents.

The following is a summary of certain material terms of the underlying securities:

Underlying security issuer:	Bank of America Corporation

Principal amount held by trust:	$40,000,000

Interest rate:	5.625% per annum

Original issue price:	99.642%

Scheduled payment dates:	January 1 and July 1

Scheduled maturity:	July 1, 2020

Ranking:	Senior

Ratings:
Certain information regarding the ratings assigned to the indebtedness of the underlying security issuer is set forth in the underlying security issuer’s publicly available filings.  The depositor and its affiliates have not confirmed, updated or investigated such ratings in connection with the offering of the Units.

Currency of denomination:	U.S. dollars

Underlying security trustee:	The Bank of New York Mellon Trust Company, N.A.

Listing:	Not applicable

Form:	Book-Entry

CUSIP:	06051G EC9

Underlying security
disclosure document:	The pricing supplement dated June 17, 2010, the prospectus supplement describing the underlying securities dated April 21, 2009 and the prospectus dated April 20, 2009
Underlying security
registration statement:	333-158663

No Redemption

The underlying securities will not be redeemable prior to maturity at the option of the securityholders or the underlying security issuer.

Available information

According to publicly available documents, the underlying security issuer, Bank of America Corporation is a Delaware corporation, a bank holding company and a financial holding company under the Gramm-Leach-Bliley Act. Its principal executive offices are located in the Bank of America Corporate Center, 100 North Tryon Street, Charlotte, North Carolina 28255 and its telephone number is (704) 386-5681.

Neither Morgan Stanley nor any of its affiliates has had a direct or indirect agreement, arrangement, relationship or understanding, written or otherwise, relating to the offering of the Units with the underlying security issuer or its affiliates, and none of the underlying security issuer or any of its affiliates is an affiliate of the depositor or any underwriter for the Units.

The underlying security issuer is subject to the informational requirements of the Exchange Act, and in accordance with those requirements files reports and other information (including financial information) with the SEC.  Those reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 100 F Street, N.E., Washington, D.C. 20549.  Copies of those materials can be obtained by making a written request to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  The SEC also maintains a website on the internet at http://www.sec.gov at which users can view and download copies of reports, proxy, information statements and other information filed electronically.  In addition, those reports and other information may also be obtained from the underlying security issuer, according to its most recent annual report, by making a request to the underlying security issuer.

This prospectus supplement does not provide information with respect to the underlying security issuer, and neither the Trust, the trustee, the depositor, Morgan Stanley nor any of their affiliates has made any investigation of the financial condition or creditworthiness of the underlying security issuer or any of its affiliates, or of any ratings of the underlying securities, in connection with the issuance of the Units.  You should consider carefully the financial condition of the underlying security issuer and its ability to make payments in respect of the underlying securities.  All information contained in this prospectus supplement regarding the underlying security issuer has been derived from their filings with the SEC.  It is possible that events affecting the underlying securities or the underlying security issuer have occurred that have not yet been publicly disclosed and would affect the accuracy or completeness of the publicly available documents described above.

Underlying security issuance agreement

The underlying security issuance agreement limits the underlying security issuer’s ability to engage in certain activities and transactions and requires that the underlying security issuer perform certain obligations with respect to the underlying securities.

The underlying securities are senior debt securities that are unsecured and rank equally with all of the underlying securities and the underlying security issuer’s other unsecured and senior indebtedness. The underlying securities are effectively subordinate to the underlying security issuer’s secured indebtedness and subordinate to all existing and future secured indebtedness.

Distributions.  Distributions on the underlying securities will accrue from the issue date at the annual rate of 5.625%.  Distributions will be payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2011, to holders of the underlying securities.  The underlying security issuer will compute the amount of distributions payable for any period on the basis of a 360-day year consisting of twelve 30-day months.  The amount of distributions payable for any partial period will be computed on the basis of the actual number of days elapsed per 30-day month.

If distributions are payable on a date that is not a business day, then the underlying security issuer will pay the distributions payable on that date on the next succeeding day that is a business day, without making any additional distributions or other payments because of the delay.  The term “distributions” includes any semiannual payments made on the underlying securities, all as further described below and in the accompanying prospectus.

Different Series of Debt Securities.  The underlying security issuer may issue debt securities from time to time in one or more series with the same or different maturities.  The underlying security issuer also may “reopen” a series of its debt securities. This means that the underlying security issuer can increase the principal amount of a series of its debt securities by selling additional debt securities with the same terms. The underlying security issuer may do so without notice to the existing holders of the underlying securities.  However, any new securities of this kind may begin to bear interest at a different date.

Sale or Issuance of Capital Stock of Banks.  The underlying security issuance agreement prohibits the issuance, sale, or other disposition of capital stock, or securities convertible into or options, warrants, or rights to acquire capital stock, of any Principal Subsidiary Bank (as defined below) or of any subsidiary which owns shares of capital stock, or securities convertible into or options, warrants, or rights to acquire capital stock, of any Principal Subsidiary Bank, with the following exceptions:

•	sales of directors’ qualifying shares;

•
sales or other dispositions for fair market value, if, after giving effect to the disposition and to conversion of any shares or securities convertible into capital stock of a Principal Subsidiary Bank, the underlying security issuer would own at least 80% of each class of the capital stock of that Principal Subsidiary Bank;

•	sales or other dispositions made in compliance with an order of a court or regulatory authority of competent jurisdiction;

•
any sale by a Principal Subsidiary Bank of additional shares of its capital stock, securities convertible into shares of its capital stock, or options, warrants, or rights to subscribe for or purchase shares of its capital stock, to its stockholders at any price, so long as before that sale the underlying security issuer owned, directly or indirectly, securities of the same class and immediately after the sale, the underlying security issuer owned, directly or indirectly, at least as great a percentage of each class of securities of the Principal Subsidiary Bank as it owned before the sale of additional securities; and

•
any issuance of shares of capital stock, or securities convertible into or options, warrants, or rights to subscribe for or purchase shares of capital stock, of a Principal Subsidiary Bank or any subsidiary which owns shares of capital stock, or securities convertible into or options, warrants, or rights to acquire capital stock, of any Principal Subsidiary Bank, to the underlying security issuer or its wholly owned subsidiary.

A “Principal Subsidiary Bank” is defined in the underlying security issuance agreement as any bank with total assets equal to more than 10% of the underlying security issuer’s total consolidated assets. As of the date of the underlying security disclosure documents, Bank of America, N.A. is the underlying security issuer’s only Principal Subsidiary Bank.

Limitation on Mergers and Sales of Assets.  The underlying security issuance agreement generally permits a consolidation or merger between the underlying security issuer and another entity. It also permits the sale or transfer by the underlying security issuer of all or substantially all of its assets. These transactions are permitted if:

•
the resulting or acquiring entity, if other than the underlying security issuer, is organized and existing under the laws of the United States or any state or the District of Columbia and expressly assumes all of the underlying security issuer’s obligations under the underlying security issuance agreement; and

•
immediately after the transaction, the underlying security issuer (or any successor company) is not in default in the performance of any covenant or condition under the underlying security issuer agreement.

Upon any consolidation, merger, sale, or transfer of this kind, the resulting or acquiring entity will be substituted for the underlying security issuer in the underlying security issuance agreement with the same effect as if it had been an original party to the underlying security issuance agreement.  As a result, the successor entity may exercise the underlying security issuer’s rights and powers under the underlying security issuance agreement.

Waiver of Covenants.  The holders of a majority in principal amount of the debt securities of all affected series then outstanding under the underlying security issuance agreement may waive compliance with some of the covenants or conditions of the underlying security issuance agreement.

Modification of the Underlying Issuance Agreement.  The underlying security issuer and the underlying security trustee may modify the underlying security issuance agreement and the rights of the holders of the debt securities with the consent of the holders of at least 66 2/3% of the aggregate principal amount of all series of debt securities under the underlying security issuance agreement affected by the modification. However, no modification may extend the fixed maturity of, reduce the principal amount or redemption premium of, or reduce the rate of, or extend the time of payment of, interest on, any debt security without the consent of each holder affected by the modification. No modification may reduce the percentage of debt securities that is required to consent to modification of the underlying issuance agreement without the consent of all holders of the debt securities outstanding under the underlying issuance agreement.  In addition, the underlying security issuer and the underlying security trustee may execute supplements to the underlying issuance agreement in some circumstances without the consent of any holders of outstanding debt securities. For purposes of determining the aggregate principal amount of the debt securities outstanding at any time in connection with any request, demand, authorization, direction, notice, consent, or waiver under the underlying issuance agreement, (i) the principal amount of any debt security issued with original issue discount is that amount that would be due and payable at that time upon an event of default, and (ii) the principal amount of a debt security denominated in a foreign currency or currency unit is the U.S. dollar equivalent on the date of original issuance of the debt security.

Events of Default and Rights of Acceleration.  The underlying security issuance agreement defines an event of default for a series of senior debt securities as any one of the following events:

•	failure to pay principal or any premium when due on the underlying securities;

•	failure to pay interest on the underlying securities, within 30 calendar days after the interest becomes due;

•
breach of any of the underlying security issuer’s other covenants contained in the underlying securities or in the underlying security issuance agreement, that is not cured within 90 calendar days after written notice to the underlying security issuer by the underlying security trustee, or to the underlying security issuer and the underlying security trustee by the holders of at least 25% in principal amount of all senior debt securities then outstanding under the underlying security issuance agreement and affected by the breach; and

•	specified events involving the underlying security issuer’s bankruptcy, insolvency, or liquidation.

If an event of default occurs and is continuing, either the underlying security trustee or the holders of 25% in principal amount of all of the outstanding debt securities of all series affected may declare the principal amount, or, if the debt securities are issued with original issue discount, a specified portion of the principal amount, of the debt securities of all series affected to be due and payable immediately. The holders of a majority in principal amount of the series affected, in some circumstances, may annul the declaration of acceleration and waive past defaults.

Collection of Indebtedness.  If the underlying security issuer fails to pay the principal of (or any premium on) the underlying securities, or if it is over 30 calendar days late on an interest payment on the underlying securities, the underlying security trustee can demand that the underlying security issuer pay to it, for the benefit of the holders of the underlying securities, the amount which is due and payable on underlying securities, including any interest incurred because of its failure to make that payment.  If it fails to pay the required amount on demand, the underlying security trustee may take appropriate action, including instituting judicial proceedings against the underlying security issuer.  In addition, a holder of the underlying security (e.g., the Trust) also may file suit to enforce the underlying security issuer’s obligation to make payment of principal, any premium, interest, or other amounts due on the underlying security regardless of the actions taken by the underlying security trustee.  The holders of a majority in principal amount of each series of the debt securities then outstanding under the underlying security issuance agreement may direct the time, method, and place of conducting any proceeding for any remedy available to the underlying security trustee under the underlying security issuance agreement, but the underlying security trustee will be entitled to receive from the holders a reasonable indemnity against expenses and liabilities.

The underlying security issuer is required periodically to file with the underlying security trustee a certificate stating that it is not in default under any of the terms of the underlying security issuance agreement.

Additional information regarding the underlying securities may be found in the underlying security issuance agreement.

SWAP AGREEMENT

The Trust will enter into a call option transaction with Morgan Stanley & Co. International plc, in the form of an ISDA Master Agreement and schedule and confirmation thereunder.

The swap counterparty may exercise the call option on July 1, 2011, or the 1st of each January, April, July or October thereafter up to but excluding the maturity date.  If the call option is exercised, each unitholder will receive a payment equal to the outstanding principal amount of, and accrued interest on, its Units.  The call option may be exercised in whole but not in part.

The Trust will make semiannual payments to the swap counterparty equal to (i) 1.625% per annum on each payment date, up to but excluding July 1, 2014 and (ii) 1.125% per annum on each payment date from and including July 1, 2014 to but excluding July 1, 2018.  Commencing the business day prior to July 1, 2018, until the earlier of the maturity and the call option settlement date, the swap counterparty will make to the Trust semiannual payments equal to 1.625% per annum.

The principal economic terms of the swap transaction will be contained in a confirmation under an ISDA Master Agreement dated October 20, 2010.  A current report on Form 8-K relating to the Units containing a copy of each of the executed confirmations under the swap agreement will be filed by the depositor with the SEC following the issuance and sale of the Units.

The material terms of the confirmation for the swap agreement are described below:

Option Style:	Bermuda

Option type:	Call

Buyer:	MSIP

Seller:	Step Up Callable Trust Units Series 2010-02 (BAC)

Bonds:	Underlying securities

Number of options:	40,000

Option entitlement:	USD 1,000 of face amount of the Bonds per option

Strike Price:	100%

Trade Date:	October 15, 2010

Effective Date:	October 20, 2010

Termination Date:	July 1, 2020

Notional Amount:	$40,000,000. The notional amount will reduce pro rata with any reduction in the principal amount outstanding of the underlying securities that does not result in early termination of the call option.

Buyer Payment:	Commencing the business day prior to July 1, 2018, until the earlier of the maturity and the call option settlement date, semiannual payments equal to 1.625% per annum times the notional amount

Seller Payment:
Semiannual payments equal to the notional amount times (i) 1.625% per annum on each payment date, up to but excluding July 1, 2014 and (ii) 1.125% per annum on each payment date from and including July 1, 2014 to but excluding July 1, 2018

Buyer Payment Dates:	The business day prior to each January 1 and July 1, beginning on the business day prior to January 1, 2011

Buyer Day Count:	30/360

Buyer Business Days:	New York, New York and Charlotte, North Carolina

Seller Payment Dates:	Each January 1 and July 1, beginning on the business day prior to January 1, 2011, subject to adjustment in accordance with following business day convention

Seller Day Count:	30/360

Seller Business Days:	New York and Charlotte, North Carolina

Calculation Agent:	MSIP

Exercise Date:	July 1, 2011, and the 1st of each January, April, July and October thereafter

Multiple Exercise:	Not applicable

Minimum Number of Options:	100% of the Number of Options

Written Confirmation of Exercise:	Applicable. MSIP shall give written exercise notice no later than the Notification Date.

Notification Date:	MSIP may give notice to the Trustee of its intention to exercise the Options on not less than 18 days’ notice.

Expiration Date:	April 1, 2020

Expiration Time:	4:00 p.m. New York time

Settlement:	Physical Settlement

Deposit of Bond Payment:	MSIP must deposit the Bond Payment with the Trustee on the Business Day prior to the Exercise Date. The Bonds are to be delivered “free” to MSIP.

Settlement Date:	The Exercise Date

Early termination provisions

As described in the accompanying prospectus, early termination of the swap agreement may result in the Trust becoming liable for a swap termination payment.  You should consider carefully the risk factors applicable to swap agreements described under “Risk Factors —Risks related to swap agreements” in the accompanying prospectus.

The events of default applicable to the swap counterparty following which the swap transaction is subject to early termination by the Trust include (i) a default by the swap counterparty in any payment required to be made by it under any swap transaction or (ii) certain events of insolvency or bankruptcy affecting the swap counterparty.  In addition, the swap transaction is subject to early termination by the Trust for the following termination events:  (i) the obligations of the swap counterparty becoming illegal and (ii) the obligations of the Trust under the swap transaction becoming illegal.

The events of default applicable to the Trust following which the swap transaction is subject to early termination by the swap counterparty include (i) a default by the Trust in any payment required to be made by it under any swap transaction and (ii) the occurrence of certain events of insolvency or bankruptcy affecting the Trust.  In addition, the swap transaction is subject to early termination by the swap counterparty for the following termination events:  (i) any trust wind-up event, including but not limited to where (1) an underlying security default occurs or (2) the underlying security issuer becomes a disqualified issuer or the swap counterparty becomes a disqualified swap counterparty, in certain circumstances where approval from the SEC and the NYSE to withdraw the Units from listing and terminate its reporting obligation is not obtained within a requisite time period as described under “The Trust Agreement—Delisting of Units”, (ii) the obligations of the swap counterparty under the swap transaction becoming illegal and (iii) the obligations of the Trust under the swap agreement becoming illegal.

If an early termination of the swap agreement occurs and the swap counterparty is entitled to a termination payment under the swap agreement, in all but very limited circumstances, the swap termination payment will be paid from the sale proceeds of the underlying securities before the unitholders receive any payment of principal and the Trust may not have sufficient funds to pay the full principal amount of the Units and accrued and unpaid interest thereon.

If an early termination of the swap agreement occurs solely as a result of a covenant breach acceleration event, then any early termination payment or other amounts owed in respect of the swap agreement to the swap counterparty will rank junior to the claims of the unitholders and will be paid only out of funds from liquidation of the trust property, if any, in excess of those necessary to redeem the Units at par plus accrued interest.  If there is a covenant breach acceleration event and prior to final payment on the Units another underlying security event of default (such as a failure to pay accelerated amounts due on the underlying securities) has occurred, then the termination payment to the swap counterparty will not be subordinated in the payment priorities and will be paid prior to any payments on the Units.  Even if the unitholders receive principal payments before any termination payment is made to the unitholders, if the market value of the underlying securities is such that the liquidation proceeds are less than the principal balance of the Units, the Trust will not have sufficient funds to pay the full principal amount of the Units and accrued and unpaid interest thereon.  Therefore, if the Units are redeemed prior to maturity due to a trust wind-up event, unitholders may receive less, and possibly significantly less, than the principal amount of the Units.

Significance percentage

For purposes of Rule 1115 under the Securities Act, the depositor has calculated the significance percentage in respect of the swap counterparty as of the date of this prospectus supplement as being less than 10%.

Morgan Stanley & Co. International plc

Morgan Stanley & Co. International plc has agreed to act as swap counterparty. Morgan Stanley & Co. International plc is a public company incorporated with limited liability under the laws of England and Wales whose registered office is at 25 Cabot Square, Canary Wharf, London, E14 4QA.

Morgan Stanley & Co. International plc is an indirect wholly owned subsidiary of Morgan Stanley.  Morgan Stanley & Co. International plc is a U.K. registered broker dealer.  The principal activity of Morgan Stanley & Co. International plc is the provision of financial services to corporations, governments, financial institutions and individual investors.  It is authorised and regulated by the U.K. Financial Services Authority.

Replacement Swap Counterparty

Any replacement swap counterparty (a “Replacement Swap Counterparty”) must assume all such rights and obligations (including with respect to acting as calculation agent under the swap agreement) and either the replacement swap counterparty or its guarantor must have an S&P rating no lower than the higher of the S&P rating of the swap counterparty (or its swap guarantor, if any) at that time.  In addition, any replacement swap counterparty must be an entity that regularly offers to enter into, assume, offset, assign, or otherwise terminate positions in swap agreements with customers in the ordinary course of a trade or business.

Transfer to avoid swap termination event after a bankruptcy event

The swap agreement will provide that a bankruptcy event of default will occur only if that event continues after a 30 day grace period and only if such event has also occurred with respect to the swap guarantor (if any).  Prior to the expiration of the grace period, the swap counterparty (at its own cost) may transfer all of its rights and obligations under the swap agreement (including with respect to acting as calculation agent thereunder) to a Replacement Swap Counterparty.  If an event of default or termination event occurs during the 30 day grace period but prior to the transfer of the swap agreement to a Replacement Swap Counterparty, the Trust and swap counterparty may exercise their rights under the swap agreement, including the right to designate an early termination date, without regard to the 30 day grace period.  If the swap counterparty does not replace itself prior to the expiration of the 30 day grace period, then a bankruptcy event of default will occur.

Transfer of swap agreement if significance percentage becomes or is expected to become equal to or greater than 10%

If the significance percentage of the swap counterparty becomes or is expected to become equal to or greater than 10% and the swap counterparty is not a reporting company for purposes of the Exchange Act or does not file certain financial information in connection with such reporting, the depositor will be required either (i) to obtain approval from the SEC and the NYSE to withdraw the Units from listing and reporting registration or (ii) to direct the swap counterparty to transfer its rights and obligations under the swap agreement to a Replacement Swap Counterparty (which may be an affiliate) that would not be a disqualified swap counterparty.

If neither the Exchange Act reporting obligations in relation to the Units are terminated nor the swap agreement transferred to a Replacement Swap Counterparty on or prior to the date on which the depositor has determined (in its reasonable, good faith discretion) that the depositor would be in violation of its reporting obligations under the Exchange Act with respect to the Units in the absence of a termination of the Trust, a trust wind-up event will occur.   Such trust wind-up event may result in losses to investors as a result of early liquidation of the trust property.  See “Description of Trust Agreements—Trust wind-up events, liquidation events and disqualification events” in the prospectus.

The significance percentage will be determined in accordance with Item 1115 of Regulation AB.  The “significance percentage” is the percentage that the amount of the significance estimate represents of the aggregate principal balance of the underlying securities.  The "significance estimate" of the swap agreement will be determined based on a reasonable good-faith estimate of maximum probable exposure, made in substantially the same manner as that used in the swap counterparty's internal risk management process in respect of similar instruments.

Amendment of the swap agreement

The trust agreement permits the trustee to enter into any amendment of the swap agreement terms to cure any ambiguity in, or to correct, eliminate, add or supplement or otherwise change any provision of, the terms of the swap agreement if such amendment will not have a material and adverse effect upon any unitholder.  The trust agreement will also contain a provision permitting the trustee to enter into any other amendment of the terms of the swap agreement if directed or consented to by the specified percentage of unitholders materially and adversely affected thereby.  The trustee will not enter into any amendment, or agree to a waiver or other modification, of the terms of the swap agreement that would have the effect of changing the principal amount, interest rate, maturity of the Units without the consent of 100% of the outstanding unit principal balance of the Units affected thereby.  The Rating Agency Condition must be satisfied with respect to any such amendment, waiver or modification unless all of the holders of the Units affected thereby vote in favor of such amendment with notice that the rating agency condition need not be satisfied, but in any event S&P will receive notice of such amendment, waiver or modification.  In the case of any such amendment that would adversely affect the current rating of the Units by S&P, the amendment must be approved by all unitholders.  However, if S&P makes a public announcement or informs the depositor or the trustee that its practice is to not give such confirmations, the requirement for satisfaction of the Rating Agency Condition will not apply. No amendment to the terms of the swap agreement will be permitted unless the trustee first receives an opinion of counsel to the effect that the requested amendment will not alter the classification of the related Trust for U.S. federal income tax purposes.

DESCRIPTION OF UNITS

The Units will consist of one class of units, designated as the Units.  The Units have in the aggregate an initial principal balance of $40,000,000.

The Units will be issued, maintained and transferred on the book-entry records of The Depositary Trust Company and its participants in minimum denominations of $1,000 and multiples of $1,000 in excess thereof.  The trustee will maintain a register of the unitholders of record and distributions in respect of the Units will be made on each distribution date to holders of record as of the close of business on the business day prior to each distribution date except that in respect of the final distribution date, when distributions will be made against presentation of Units.

Application has been made to list the Units on the NYSE. Trading on the NYSE is expected to begin within 30 days after the completion of this offering.

The Units are subject to early redemption at par upon exercise of the call option by the swap counterparty on or after July 1, 2011.

No unitholder other than the depositor may exchange Units for trust property.

Interest distributions

Distribution dates for the Units will occur semiannually on January 1 and July 1, commencing January 1, 2011, and on any call option settlement date, subject to the provisions of the trust agreement and the swap transaction.  If a distribution date would otherwise fall on a day that is not a business day, the payment will instead be made on the next following business day.  For purposes of the Units, a “business day” will include any day other than (i) Saturday or Sunday or (ii) a day on which commercial banks, in New York, New York or Charlotte, North Carolina or, for final payment of principal, in the relevant place of presentation, the city in which the corporate trust office of the trustee is located, are authorized or required by applicable law, regulation or executive order to close.

The interest paid on the Units will correspond to the interest received in respect of the underlying securities, plus any payments received by the Trust and minus any payments made by the Trust under the swap agreement.

Principal distributions

Principal will be distributed on the final scheduled distribution date occurring on July 1, 2020.

On any principal distribution date occurring in connection with an exercise of the call option, the trustee will apply amounts available in connection with such exercise of the call option (i) first, to the payment of any accrued and unpaid interest on the Units, and (ii) second, to the payment of the outstanding principal on the Units being redeemed,

If the Trust is terminated prior to the final scheduled distribution date (other than a result of the exercise of the call option), the Trust will liquidate the underlying securities and distribute the proceeds to pay the principal of and interest on the Units (subject to early termination payments due in respect of the swap transactions, which in some circumstances will have priority over the claims of the unitholders).

If any payment of principal with respect to the underlying securities held by the Trust is not received by the trustee by 10 a.m. (New York City time) on a distribution date, the corresponding distribution of principal on the Units will not occur until the next business day that the Trust is in receipt of proceeds of such payment prior to 10 a.m., with no adjustment to the amount distributed or the record date.

Call Option.  Unitholders will receive an amount equal to the principal of and accrued interest on their Units in connection with an exercise of the call option.

The terms of the call option have been established so that the Units and the call option will not be “redeemable securities” as that term is defined in Section 2(a)(32) of the Investment Company Act of 1940, as amended, and under all applicable rules, regulations and interpretations under such act.

Reports in relation to the Units

For so long as the depositor in subject to the reporting requirements of the Exchange Act, the depositor will file distribution reports on Form 10-D in relation to the Trust following each distribution date for the Units, will file an annual report on Form 10-K in relation to the Units, and may file additional public reports in relation to the Trust and the Units from time to time.  The name of the Trust for purposes of obtaining reports on the EDGAR system is MS Structured Step Up Callable Trust Units Series 2010-02 (BAC), and the CIK number in relation to the Trust is 0001502101.  The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1–800–SEC–0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.  The trustee will not make reports available through its website. Given the limited nature of reporting in relation to the Trust, reports will not be separately made available through any web site of the depositor.  However, the depositor or Morgan Stanley will provide electronic or paper copies of such reports free of charge upon request.

UNITED STATES FEDERAL INCOME TAXATION

The discussion under the heading “United States Federal Income Taxation” herein represents the opinion of Cleary Gottlieb Steen & Hamilton LLP with respect to the material United States federal income tax consequences of the purchase, ownership and disposition of Units by a unitholder who acquires its Units on the closing date at a price equal to the principal balance of the Units.  This discussion should be read in conjunction with the discussion contained in the prospectus under “United States Federal Income Taxation” and is subject to the limitations set forth in that discussion.

The Trust will be treated as a grantor trust for U.S. federal income tax purposes.  Accordingly, unitholders generally will be treated as owning an undivided beneficial interest in the assets of the Trust and required to include in their gross income their pro rata share of the gross income of the Trust.  U.S. unitholders also may deduct their pro rata share of the fees and other deductible expenses paid by the Trust, subject to the limitations otherwise applicable to such deductions, as described in the prospectus under “United States Federal Income Taxation—Trust expenses.”

This discussion is based on, and assumes the correctness of, the tax disclosure in the underlying security disclosure document and assumes that the underlying securities are treated as indebtedness.  A prospective purchaser of the Units should read the tax disclosure in the underlying security disclosure document for a description of the U.S. federal income tax consequences of purchasing, holding and disposing of the underlying securities and should consult its own tax advisor with regard to the U.S. federal income tax consequences of purchasing, holding and disposing of the Units if the underlying securities are treated in a manner different from what is described in the tax disclosure in the underlying security disclosure document.

No statutory, administrative or judicial authority addresses the taxation of a transaction identical to an investment in the Units, and significant aspects of the tax treatment of such an investment are uncertain.  While not free from doubt, a unitholder’s treatment of the Units is more likely than not as described below (disregarding the discussion under “—Alternative treatments”).   For a description of other possible characterizations and tax consequences, see “—Alternative treatments,” below.

Taxation of Integrated Debt

In General.  By purchasing the Units, each U.S. unitholder agrees to treat its investment in the Units for U.S. federal income tax purposes as an investment in the underlying securities and the swap agreement that is treated as an integrated transaction under Treasury Regulations Section 1.1275-6 (the “Integration Regulations”).   However, this treatment is not certain and unitholders should read “—Alternative Treatments”, below for other possible characterizations.

In general, the effect of integration will be to combine the underlying securities and the swap agreement into a single synthetic debt instrument (“Integrated Debt”) providing for interest payments corresponding to the coupons on the underlying securities, minus or plus the payments made or received by the Trust under the swap agreement.  For a general discussion of the integration rules and the treatment of the underlying securities and the swap agreement as an integrated transaction, see the prospectus under “United States Federal Income Taxation—Taxation of underlying securities and swap agreement as an integrated transaction”.

Under the integration rules, a unitholder will be required to include in income in each taxable year the original issue discount (“OID”) that accrues on the Integrated Debt.  Under a special rule in the Integration Regulations, OID will consist of all stated coupon payments on the Integrated Debt.  A unitholder must include such OID in income as it accrues regardless of the unitholder’s method of accounting.  While not free from doubt, it is likely that special OID rules for step-up bonds that are callable by the issuer would apply to the Integrated Debt.  In that case, unitholders would be required to accrue in each accrual period OID equal to the stated coupon interest on the Integrated Debt that accrues in that period, and not an additional amount on account of the step up in the interest rate paid on the Units in future periods.  However, this treatment is not certain, and unitholders should read “—Alternative Treatments”, below for other possible treatments.  For a discussion of the treatment of OID on a debt instrument, see the prospectus under “United States Federal Income Taxation—Taxation of the underlying securities—Original issue discount”.

A unitholder’s initial tax basis in the Integrated Debt will equal its purchase price for the Units.   If the unitholder’s initial tax basis in the Integrated Debt is greater than or less than the initial principal balance of its Units, then such difference will generally be treated as acquisition premium or market discount, respectively, as discussed in the prospectus under “United States Federal Income Taxation—Taxation of underlying securities—Acquisition premium and amortizable bond premium” and “United States Federal Income Taxation—Taxation of underlying securities—Market Discount”.

The exercise of the call option by the swap counterparty will be treated as a sale of the Integrated Debt for the amount received on the exercise of the call.

If the swap agreement is assigned to a Replacement Swap Counterparty, then it is possible although not certain that integrated treatment of the swap agreement and underlying securities would terminate.  In that event, a unitholder would be considered to dispose of the Integrated Debt at the time of the assignment for an amount equal to its fair market value, and following such disposition, the swap agreement and underlying securities would be accounted for as a separate debt instrument and swap agreement.

Integrated treatment does not affect the application of U.S. withholding tax rules to non-U.S. unitholders.

Identification requirements for integration.  The Integration Regulations provide that in order for a taxpayer to integrate a debt instrument and a hedge (such as the underlying securities and the swap agreement), the taxpayer must comply with certain identification requirements on or before the date the taxpayer enters into the hedge.  Specifically, the taxpayer must enter and retain as part of its books and records (i) the date the underlying securities were acquired or are expected to be acquired and the date the hedge was entered into by the taxpayer, (ii) a description of the underlying securities and the hedge, and (iii) a summary of the cash flows and accruals on the Integrated Debt resulting from integration.  The Integration Regulations do not address specifically how these identification requirements are met in the case of a debt instrument and hedge held through a grantor trust with traded units.  However, the procedures described below should be sufficient to comply with these requirements.  First, the Trust will create and retain a record identifying the underlying securities and the swap agreement as an integrated transaction, and each U.S. unitholder by purchasing its Units agrees to such identification by the Trust on behalf of the unitholder.  Second, by purchasing the Units, each U.S. unitholder agrees to identify the underlying securities and the swap agreement as an integrated transaction by adopting as part of its books and records (i) the trade ticket generated on the trade date by the broker through which the unitholder purchased its Units (and the record thereon of the trade date) as evidenced by the trade confirmation received by the unitholder, (ii) the description of the underlying securities and the swap agreement set forth in this prospectus supplement under the headings “Description of Trust Property” and “Swap Agreement” and (iii) the summary of the cash flows and accruals on the Integrated Debt set forth under “—Summary of cash flows and accruals on the Integrated Debt” at the end of this section.  The cash flow and accrual summary is needed to meet a requirement of the Integration Regulations, but it is not a projection of actual cash payments or income amounts.

Alternative treatments

Due to the absence of authority as to the proper characterization of an investment through the Units in the underlying securities and swap agreement, no assurance can be given that the Internal Revenue Service (“IRS”) will accept, or that a court will uphold, the characterization and tax treatment described above.  It is possible that the IRS could seek to characterize the Units in a manner that results in tax consequences materially different from those described above.

For example, the IRS could take the position that the underlying securities cannot be integrated with the swap agreement.  The IRS could assert that (i) the swap agreement should be treated in part as a debt instrument or (ii) on account of the optional call, the Integrated Debt does not have the same term as the underlying securities (which is one of the requirements for integrated treatment).  The result under either treatment would be that integrated treatment under the Integrated Regulations may not be allowed.  In addition, the IRS could take the position that integration is allowed but the special OID rules for callable step-up bonds do not apply to the Integrated Debt.

Under these alternative treatments, the timing and character of income from the Units could differ substantially from the description above and unitholders may be required to accrue income in amounts that differ from, and may be significantly greater than, payments received from the Trust.  Absent integration, payments received under the swap agreement could be ordinary income to the extent they are not considered a premium paid for the call option, and payments made by the Trust to the swap counterparty under the swap agreement that are deductible may be miscellaneous itemized deductions that may not be deductible (or deductible only in part).  If the swap agreement and underlying securities were treated as Integrated Debt but the special OID rules for callable step-up bonds were not considered to apply (for example, on the ground that the call option is not exercisable by the “issuer” of the Integrated Debt), unitholders might be required to accrue OID based on the overall yield of the Integrated Debt through the period to maturity, which would initially exceed the stated rate of interest on the Units.  In that case, the swap counterparty’s exercise of the call option may result in a capital loss to unitholders equal to the additional OID that was accrued based on such higher yield.  A capital loss may not be deductible by a unitholder or may offset long-term capital gains taxable at a reduced rate.

Summary of cash flows and accruals on the Integrated Debt

The following summary of cash flows and accruals of OID on the Integrated Debt is per $1,000 principal amount of Units.  In the case of a Unit purchased after the closing date, the OID accrual for the first accrual period will be reduced by interest that has accrued on the Unit before the closing date for the purchase.  If the swap counterparty exercises the call option, then the summary will apply only through the settlement date of the option (and the principal payment will be accelerated).  If the call is exercised between interest payment dates, unitholders should accrue the ratable portion of any accrued interest to the settlement date of the call option.  Payments by the Trust under the swap agreement are shown as negative amounts and payments to the Trust as positive amounts.  OID accruals are calculated assuming that the method of calculating OID on callable step-up bonds applies, which is not certain.

Payment Date	Payment received by the Trust on the underlying security	Payment under the swap agreement	Total cash flow	Total accrual of OID for period ending on Payment Date
January 1, 2011	$11.09	$(3.20)	$7.89	$7.89
July 1, 2011	28.13	(8.13)	20.00	20.00
January 1, 2012	28.13	(8.13)	20.00	20.00
July 1, 2012	28.13	(8.13)	20.00	20.00
January 1, 2013	28.13	(8.13)	20.00	20.00
July 1, 2013	28.13	(8.13)	20.00	20.00
January 1, 2014	28.13	(8.13)	20.00	20.00
July 1, 2014	28.13	(8.13)	20.00	20.00
January 1, 2015	28.13	(5.63)	22.50	22.50
July 1, 2015	28.13	(5.63)	22.50	22.50
January 1, 2016	28.13	(5.63)	22.50	22.50
July 1, 2016	28.13	(5.63)	22.50	22.50
January 1, 2017	28.13	(5.63)	22.50	22.50
July 1, 2017	28.13	(5.63)	22.50	22.50
January 1, 2018	28.13	(5.63)	22.50	22.50
July 1, 2018	28.13	(5.63)	22.50	22.50
January 1, 2019	28.13	8.13	36.25	36.25
July 1, 2019	28.13	8.13	36.25	36.25
January 1, 2020	28.13	8.13	36.25	36.25
July 1, 2020	28.13	8.13	36.25	36.25

ERISA CONSIDERATIONS

As further described in the prospectus, upon closing, it is anticipated that the Units will be publicly-offered securities and the assets of the Trust will not be considered to be assets of any plan investing in the Units pursuant to the plan asset regulations.

However, (a) employee benefit plans (as defined in Section 3(3) of ERISA) subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, (b) plans described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended, or the Code (including individual retirement accounts or Keogh plans) and (c) entities whose underlying assets include plan assets by reason of any such plan’s investment in the entity (each of the foregoing referred to as a “plan”) should note that (as disclosed in the underlying security disclosure document) the underlying security issuer and certain of its affiliates may be considered to be “parties in interest” (as defined in ERISA) or “disqualified persons” (as defined in the Code) with respect to many plans.  In addition, although governmental and other plans are not subject to Section 406 of ERISA or Section 4975 of the Code, certain such plans may be subject to similar restrictions under state, federal or local law .

In the event that delisting of the Units occurs as described under “The Trust—Delisting of Units”, the unitholders will be given notice of any application to delist the Units.  Any unitholder that would constitute (a) an employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, (b) a plan or other arrangement described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended, or the Code (including an individual retirement account or a Keogh plan), subject to Section 4975 of the Code, (c) an entity whose underlying assets include “plan assets” by reason of any such plan’s or arrangement’s investment in the entity and (d) a non-U.S., governmental or church plan that is not subject to Section 406 of ERISA or Section 4975 of the Code but may be subject to similar laws (each of the foregoing referred to as a “plan”) may be given the right to elect a partial sale of the trust property and termination of the swap transaction solely as to the portion of the trust property represented by its holding of Units.  Each unitholder which is given notice of such a right and does not make such election, and each fiduciary who makes such determination on its behalf, shall be deemed to have represented and warranted, for so long as it holds the Unit or a beneficial interest therein, that by reason of the application of one or more of the exemptions from the prohibited transactions rules of Section 406 of ERISA and Section 4975 of the Code provided under prohibited transaction class exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 or an exemption from a similar law prohibition, its holding and subsequent disposition of such Units (and the transactions of the underlying Trust, including the holding of the underlying securities and the swap transaction with a swap counterparty) shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violation of similar law.  Any plan (and the fiduciary who makes the determination to acquire on its behalf) acquiring Units after delisting will be deemed to have made the representations and warranties set forth in the immediately preceding sentence with respect to its acquisition, holding and disposition of Units for so long as it holds the Units or any beneficial interest therein.

PLAN OF DISTRIBUTION

Subject to the terms and conditions set forth in the underwriting agreement, dated as of the closing date, between MS&Co. as underwriter, or the “underwriter”, and the depositor, the depositor has agreed to sell and MS&Co. (an affiliate of the depositor) has agreed to purchase, the Units.

The underwriter has agreed, subject to the terms and conditions set forth in the underwriting agreement, to purchase all Units offered hereby if any of such Units are purchased.

The depositor has been advised by the underwriter that it proposes to acquire such Units for its own account and to resell the Units from time to time in one or more transactions including negotiated transactions, at fixed public offering prices or at varying prices to be determined at the time of sale or at the time of commitment therefor.  The underwriter may effect such transactions by selling Units to or through MSSB, as selected dealer, or other dealers and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriter and any purchasers of Units for whom they may act as agents.  Such dealers may include other affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the underwriter, a fixed sales commission of 2.25% for each Unit they sell. The underwriter and any dealers that participate with the underwriter in the distribution of Units may be deemed to be underwriters, and any profit on the resale of Units by them may be deemed to be underwriting discounts, or commissions under the Securities Act.

The underwriting agreement provides that the depositor will indemnify the underwriter against certain civil liabilities, including liabilities under the Securities Act, or will contribute to payments the underwriter may be required to make in respect thereof.

MS&Co. is an affiliate of the depositor, and the participation by MS&Co. in the offering of the Units complies with Section 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding underwriting securities of an affiliate.

From time to time, the underwriter and its affiliates may be engaged by the underlying security issuer and other underlying security issuers as an underwriter or placement agent, in an advisory capacity or in other business arrangements.  In addition, the underwriter and its affiliates may make a market in outstanding securities of the underlying security issuer and any other underlying security issuer.  Each unitholder will be deemed to have acknowledged and agreed that the underwriter or its affiliates may engage in any kind of business with, or have an investment in, the underlying security issuer and any other underlying security issuer or related persons, and in connection therewith, may obtain or be in possession of non-public information regarding the underlying securities or related persons which may not be made available to unitholders.

This prospectus supplement and the accompanying prospectus may be used by MS&Co., an affiliate of the depositor, and other affiliates of the depositor in connection with offers and sales of the Units in market-making transactions at negotiated prices related to prevailing market prices at the time of sale or otherwise.  MS&Co. and such other affiliates of the depositor may act as principal or agent in such transactions.

The underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

In order to facilitate the offering of the Units, the certain underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the price of the Units or any other securities the prices of which may be used to determine payments on the Units.  Specifically, the underwriters may sell more Units than they are obligated to purchase in connection with the offering, creating a short position for their own accounts.  A short sale is covered if the short position is no greater than the number or amount of securities available for purchase by the agents under any overallotment option.  The underwriters can close out a covered short sale by exercising the overallotment option or purchasing the Units in the open market.  In determining the source of securities to close out a covered short sale, the agents will consider, among other things, the open market price of the Units compared to the price available under the overallotment option.  The underwriters may also sell Units or any other securities in excess of the overallotment option, creating a naked short position.  The underwriters must close out any naked short position by purchasing Units in the open market.  A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Units in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the underwriters may bid for, and purchase, Units or any other securities in the open market to stabilize the price of the Units or of any other securities.  Finally, in any offering of Units through a syndicate of underwriters, the underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the Units in the offering, if the syndicate repurchases previously distributed Units to cover syndicate short positions or to stabilize the price of Units.  Any of these activities may raise or maintain the market price of the Units above independent market levels or prevent or retard a decline in the market price of these securities.  The underwriters are not required to engage in these activities, and may end any of these activities at any time.

LEGAL MATTERS

Certain legal matters relating to the Units will be passed upon for the depositor and the underwriter by Cleary Gottlieb Steen & Hamilton LLP.

INDEX OF DEFINED TERMS

business days	S-6
calculation agent	S-7
calculation agent	S-5
call option settlement date	S-C
Code	S-10
covenant breach acceleration event	S-8
disqualified issuer	S-24
disqualified swap counterparty	S-24
disqualified swap transaction	S-24
disqualified underlying security	S-24
distributions	S-30
DTC	S-5
MS&Co.	S-C
MSIP	S-4
MSSB	S-C
NYSE	S-7
plan	S-43
plan assets	S-43
PTCE	S-44
Replacement Swap Counterparty	S-36
Securities Act	S-19
similar law	S-44
swap agreement	S-6
trigger amount	S-9
trust wind-up event	S-7
underlying securities	S-4
underlying security	S-4
underlying security default	S-23
underlying security disclosure document	S-4
underlying security issuance agreement	S-4
underlying security issuer	S-4
underlying security registration statement	S-4
underwriter	S-44
Units	S-4